PRINCIPAL UNDERWRITING AND DISTRIBUTION AGREEMENT

THIS AGREEMENT, by and between Foresters Life Insurance and Annuity Company (“FLIAC”), a New York domiciled life insurance company, and 1851 Securities, Inc. (“1851”), a Delaware corporation, shall be effective as of [April 1, 2020] (“Effective Date”).

WITNESSETH:

WHEREAS, FLIAC offers for sale certain variable annuity contracts and variable life policies identified in Schedule 1 to this Agreement, as modified from time to time (the “New Contracts/Policies”), registered pursuant to registration statements filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“Securities Act”) and funded through separate accounts (the “Separate Accounts”) registered as unit investment trusts under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, FLIAC has issued certain variable annuity contracts and variable life policies identified in Schedule 1 to this Agreement, as modified from time to time, registered pursuant to registration statements filed with the SEC under the Securities Act and funded through the Separate Accounts registered as unit investment trusts under the 1940 Act, which variable annuity contracts and variable life policies remain in force and outstanding (the “Outstanding Contracts/Policies,” together with the New Contracts/Policies, the “Contracts/Policies”); and

WHEREAS, Foresters Financial Services, Inc. (“FFS”) has acted as principal underwriter for the offering of the Contracts/Policies, and together with FLIAC has entered into a selling agreement (the “Cetera Selling Agreement”) dated as of _______ with Cetera Investment Services LLC with respect to the sale of the New Contracts/Policies and the servicing of the Contracts/Policies for which Cetera is designated as broker-of-record; and

WHEREAS, 1851 is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, FLIAC desires to engage 1851 to act as principal underwriter for the Contracts/Policies and perform certain services with respect to the books and records to be maintained in connection with the sale of the New Contracts/Policies and certain administrative and other functions with respect to the Contracts/Policies as set forth herein; and

WHEREAS, in connection with the execution of this Agreement, 1851 has been joined as a party to the Cetera Selling Agreement in place of FFS.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

1.0 Services of 1851.

1.1 Appointment. FLIAC hereby appoints 1851, and 1851 hereby accepts the appointment, as Principal Underwriter and Distributor of the Contracts/Policies with respect to all sales of and securities transactions in the Contracts/Policies occurring on or after the Effective Date.

1.2 Duties. 1851 shall perform those administrative, compliance and other services with respect to the Contracts/Policies as described herein.

1.3. Written Agreements. The parties acknowledge and agree that 1851 has or will have been joined as a party to the Cetera Selling Agreement effective as of the Effective Date. 1851 has authority, as and when instructed by FLIAC, to enter into written agreements with other broker-dealer firms whose registered representatives have been or shall be properly licensed under applicable federal and state laws and FINRA rules to sell registered insurance products, including variable annuity contracts and variable life policies, and appointed as life insurance agents of FLIAC. FLIAC shall pay all fees associated with the appointments of such selected representatives as insurance agents of FLIAC. Such agreements with broker-dealers shall provide that such broker-dealer shall cause applications to be solicited for the purchase of the New Contracts/Policies and/or shall provide servicing with respect to the Contracts/Policies (which agreement may be limited to the servicing of the Outstanding Contracts/Policies). Such agreements shall include such terms and conditions as 1851 may determine not inconsistent with this Agreement, provided, however, that any broker-dealer with whom 1851 enters into a written agreement must comply with the following terms which shall be included in all such agreements.

The broker-dealer must:

(a)	be a registered broker-dealer under the 1934 Act and be a member of FINRA; and
(b)	agree that, in connection with the solicitation of applications for the purchase of the New Contracts/Policies and/or the provision of services to owners of the Contracts/Policies, the broker-dealer will in all respects conform to the requirements of all applicable state and federal laws and FINRA rules relating to the sale and/or servicing of the Contracts/Policies and will indemnify and hold harmless 1851 and FLIAC from any damage or expense of any nature whatsoever on account of the negligence, misconduct or wrongful act of such broker-dealer and any employee, representative or agent of such broker-dealer.

In obtaining and entering into written agreements with broker-dealers, 1851 will in all respects conform to the requirements of all state and federal laws, and the FINRA rules.

1.4 Recordkeeping. 1851 shall maintain and preserve, or cause to be maintained and preserved, such accounts, books and other documents as are required of it with respect to the services provided under this Agreement, the 1934 Act and any other applicable laws and regulations, including, without limitation and to the extent applicable, Rules 17a-3 and 17a-4 under the 1934 Act. The books, accounts and records of 1851 as to services provided hereunder, shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. FLIAC agrees that certain of the books and records required herein, including but not limited to, the advertising files related to the Contracts/Policies, the supervision and education of the wholesaling force for the Contracts/Policies, travel and gifts log, will be created and maintained by FLIAC on behalf of 1851. FLIAC agrees that with respect to this Section 1.04, FLIAC is acting as agent for 1851, and that these books and records remain the property of 1851.

1.5 Sales Materials and Other Documents.

(a)	1851’s Responsibilities. 1851 shall be responsible for the approval of promotional material by the SEC and FINRA, where required.
(b)	FLIAC’s Responsibilities. FLIAC shall be responsible for: (i) the design, preparation and printing of all promotional material to be used in the distribution of the New Contracts/Policies; (ii) the approval of promotional material by state and other local insurance regulatory authorities; and (iii) confirming the issuance of the Contracts/Policies to the Contract/Policy owner.

(c)	Right to Approve. Neither party hereto nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or any document relating to the Contracts/Policies or relating to the other party unless such advertisement, circular or document shall have been approved in writing by the other party. However, nothing herein shall prohibit any party from advertising annuities or life insurance in general or on a generic basis, subject to compliance with all applicable laws, rules and regulations. Each party reserves the right to require modification of any such material to comply with applicable laws, rules and regulations and agrees to provide timely responses regarding material submitted to it by the other party.

1.6 Payments to Broker-Dealers. FLIAC shall be primarily responsible to pay sales commissions to the broker-dealers entitled thereto as set forth in the applicable written agreements with such broker-dealers, subject to all applicable state insurance laws and regulations and all applicable federal and/or state securities laws and FINRA rules. 1851 shall reflect such amounts on its books and records (as created and maintained by FLIAC) as required by Section 1.04 hereto.

1.7 Compliance. 1851 shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and FINRA and be licensed or registered as a securities broker-dealer in any jurisdiction where the performance of the duties contemplated by this Agreement would require such licensing or registration. 1851 represents and warrants that it shall otherwise comply with provisions of federal and state law in performing its duties hereunder.

1.8 Payment of Expenses. FLIAC shall reimburse 1851 for its allocable share of the expenses incurred by 1851 in connection with its provision of services hereunder and the distribution of the Contracts/Policies as outlined in the Expense Agreement dated [April 1, 2020].

2.0 General Provisions.

2.1 Inspection of Books and Records. 1851 and FLIAC agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special or other audit or examination by the SEC, FINRA or any state insurance commissioner or any other regulatory body having jurisdiction. 1851 and FLIAC agree to cooperate fully in any securities or insurance regulatory or judicial investigation, inspection, inquiry or proceeding arising in connection with the services provided under this Agreement, or with respect to 1851 or FLIAC or their affiliates, to the extent related to the distribution of the Contracts/Policies. 1851 and FLIAC will notify each other promptly of any customer complaint or notice of regulatory or judicial proceeding, and, in the case of a customer complaint, will cooperate in arriving at a mutually satisfactory resolution thereof.

2.2 Indemnification. 1851 will indemnify and hold harmless FLIAC and the Separate Accounts, from any and all expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any misrepresentations, wrongful or unauthorized act or omission, negligence of, or failure of 1851, including any employee of 1851, to comply with the terms of this Agreement, provided, however, 1851 shall not be required to indemnify for any such expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification. 1851 shall also hold harmless and indemnify FLIAC and the Separate Accounts for any and all expenses, losses, claims, damages or liabilities (including attorney fees) arising from any misrepresentation, wrongful or unauthorized act or omission, negligence of, or a failure of a broker-dealer or its employees, agents or registered representatives, to comply with the terms of the written agreement entered into between 1851 and such broker-dealer but only to the extent that 1851 is indemnified by the broker-dealer under the terms of the written agreement. FLIAC will indemnify and hold harmless 1851, for any expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any material misrepresentation or omission in a registration statement or prospectus for the Contracts/Policies, or on account of any other misrepresentation, wrongful or unauthorized act or omission, negligence of or failure by FLIAC, including any employee of FLIAC, to comply with the terms of this Agreement, provided, however, FLIAC shall not be required to indemnify for any expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification.

2.3 Safeguarding Customer Information. 1851 shall implement and maintain appropriate measures designed to safeguard FLIAC’s customer information and customer information systems in compliance with SEC Regulation S-P. 1851 shall adjust its information security program at the request of FLIAC for any relevant changes dictated by FLIAC’s assessment of risk around its customer information and customer information systems. Evidence that 1851 has satisfied its obligations to safeguard customer information under this Agreement shall be made available, during normal business hours, for inspection by FLIAC, anyone authorized by FLIAC and any government agency that has regulatory authority over FLIAC’s business.

2.4 Anti-Money Laundering. The parties shall comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, the USA PATRIOT Act, its implementing regulations, and related SEC rules, including without limitations, Customer Identification Program (“CIP”) rules. Further, the parties shall comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). To the extent required by applicable law, the parties will promptly notify one another whenever suspicious activity or OFAC matches are detected.

2.5 Termination. This Agreement shall become effective on the date first above written and shall remain in effect, except that:

(a)	any party hereto may terminate this Agreement on any date by giving the other party at least sixty (60) days’ prior written notice of such termination specifying the date fixed therefore; and
(b)	this Agreement may not be assigned by either party without the written consent of the other party.

2.6 Registration. FLIAC agrees to use its best efforts to effect and maintain the registration of the Contracts/Policies under the Securities Act and the Separate Accounts under the 1940 Act, and to qualify the Contracts/Policies under applicable state securities and insurance laws, and to qualify the Contracts/Policies as annuities/life insurance under the Internal Revenue Code. FLIAC will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of the registration and maintenance of the Contracts/Policies under the Securities Act and of the Separate Accounts under the 1940 Act, and to qualify the Contracts/Policies under the state securities and insurance laws.

2.7 Authority. 1851 shall have authority hereunder only as expressly granted in this Agreement.

2.8 Miscellaneous. FLIAC agrees to advise 1851 immediately in the case of an issuance by the SEC of any stop order suspending the effectiveness of any prospectus for the Contracts/Policies, of all actions of the SEC with respect to any amendments to the registration statement(s) which may from time to time be filed with the SEC and of any material event which makes untrue any statement made in the registration statements for the Contracts/Policies, or which requires the making of a change in the registration statements in order to make the statement therein not misleading. FLIAC agrees to advise 1851 in the event that formal administrative proceedings are instituted against FLIAC by the SEC, or any state securities or insurance department or any other regulatory body regarding FLIAC’s duties under this Agreement, unless FLIAC determines in its sole judgment, exercised in good faith, that any such administrative proceeding will not have a material adverse effect upon its ability to perform its obligations under this Agreement.

1851 agrees to advise FLIAC in the event that formal administrative proceedings are instituted against 1851 by the SEC, FINRA or any state securities or insurance department or any other regulatory body regarding 1851’s duties under this Agreement, unless 1851 determines in its sole judgment, exercised in good faith, that any such administrative proceedings will not have a material adverse effect upon its ability to perform its obligations under this Agreement.

2.9 Independent Contractor. 1851 shall undertake and discharge its obligations hereunder as an independent contractor and nothing herein shall be construed as establishing: (i) an employer-employee relation between the parties hereto; or (ii) a joint venture.

2.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of [New York].

2.11 Sole Agreement. This Agreement supersedes all prior agreements relating to the subject matter hereof.

2.12 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

2.13 Notice. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to FLIAC:

[One American Row Hartford, Connecticut 06102] Attention: General Counsel

If to 1851:

One American Row Hartford, Connecticut 06102 Attention: General Counsel

IN WITNESS WHEREOF, the parties have hereunto set their hands on the date first above written.

Foresters Life Insurance and Annuity Company

By:
Name:
Its:
Date:

1851 Securities, Inc.

By:
Name:	William Moorcroft
Its:	President
Date:

SCHEDULE 1

Contracts/Policies

Annuity or	Contract/Policy Name	Separate Account	SEC Registration	Indicate if New
Life		Name	Statement Number	Sales Have Ceased